Exhibit 99.2

Surgical Care Affiliates, Inc.

3000 Riverchase Galleria, Suite 500

Birmingham, AL 35244

April 1, 2014

To:	HealthSouth Corporation

Re:	Net Exercise of Option / Piggyback Registration Rights

We refer to the Option Agreement by and between Surgical Care Affiliates, Inc., as the successor entity to ASC Acquisition LLC (the “Company”),1 and HealthSouth Corporation (“HealthSouth”), dated as of June 29, 2007 (the “Option Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Option Agreement.

By notice to HealthSouth dated February 10, 2014, the Company informed HealthSouth that the Company proposed to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 for an underwritten offering (the “Offering”) of common stock of the Company (the “Registration Statement”) that would result in a QPO. By notice to the Company dated February 19, 2014 (the “Piggyback Notice”), HealthSouth requested that the Company include in the Registration Statement all of the shares of common stock of the Company to be acquired by HealthSouth upon exercise of the Option pursuant to the Option Agreement (the “Registrable Securities”). With respect to the Option, the delivery of the Piggyback Notice and the Company’s anticipated filing of the Registration Statement, the Company proposes to HealthSouth as follows:

1.	In lieu of HealthSouth’s payment of the Exercise Price of the Option by wire transfer of immediately available funds, as contemplated by Section 5(c) of the Option Agreement, upon delivery of the Exercise Notice, HealthSouth shall exercise the Option through a “net exercise” arrangement pursuant to which the Company, on the Exercise Date, shall:

a.	reduce the number of shares of the Company’s common stock otherwise issuable upon exercise of the Option by a number of shares of the Company’s common stock having a Fair Market Value (as defined below) equal to the aggregate Exercise Price (the “Net Exercise”), such reduction in shares being the mutually agreed upon consideration representing the aggregate Exercise Price; and

[1]	On October 31, 2013, the Company converted from a Delaware limited liability company (ASC Acquisition LLC) to a Delaware corporation (Surgical Care Affiliates, Inc.) in connection with the Company’s initial public offering. Surgical Care Affiliates, Inc. is a Buyer Successor as such term is defined in Section 10 of the Option Agreement.

b.	issue and deliver to HealthSouth the number of shares of common stock of the Company issuable as a result of the Net Exercise, rounded down to the nearest whole share (the “Shares”);[2] and

c.	pay to HealthSouth, in lieu of any fractional share of common stock of the Company, an amount in cash equal to the product of (i) the Fair Market Value multiplied by (ii) the fraction of a share of common stock to which HealthSouth would otherwise be entitled upon consummation of the Net Exercise.

2.	For purposes of the Net Exercise, “Fair Market Value” shall mean the average of the closing prices of the Company’s common stock on the NASDAQ Global Select Market over the five (5) trading day period ending on the trading day immediately prior to the date on which the Exercise Notice is given.

3.	The parties to the Option Agreement agree that, notwithstanding Section 5(b) of the Option Agreement, the Exercise Date shall be on a Business Day occurring as soon as reasonably practicable, but in any event no later than ten Business Days, after Healthsouth’s delivery of the Exercise Notice to the Company; provided, however, if HealthSouth delivers an Exercise Notice on or after a date that the Company has filed a registration statement with the SEC for a public offering of the Company’s common stock, then, unless otherwise consented to by the Company, the Exercise Date shall be no earlier than the earliest of (i) the Business Day immediately following the date of the closing of such offering, (ii) the Business Day immediately following the Company’s withdrawal of such registration statement or (iii) thirty (30) Business Days following the date of filing of such registration statement; provided, further, that in the event HealthSouth delivers an Exercise Notice to the Company more than 10 Business Days prior to June 29, 2014, then, notwithstanding Section 2 of the Option Agreement, there shall be no further increase in the Exercise Price above the amount of the Exercise Price in effect as of the date hereof irrespective of whether the Exercise Date occurs on or after June 29, 2014. Furthermore, the parties agree that, notwithstanding anything to the contrary in Section 5(a) of the Option Agreement, HealthSouth shall not be entitled to rescind an Exercise Notice delivered under the Option Agreement for any reason without the consent of the Company.

4.	The parties to the Option Agreement acknowledge and agree that the Shares to be issued by the Company pursuant to the Net Exercise of the Option are being issued in reliance on the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 3(a)(9) of the Securities Act.

[2]	For the avoidance of doubt, the total number of Shares to be issued to HealthSouth upon Net Exercise of the Option shall equal (a) the gross number of shares of common stock underlying the Option (the “Gross Shares”), minus (b) the product of (i) the Gross Shares, multiplied by (ii) the Exercise Price divided by the Fair Market Value. [Total number of Shares to be issued upon Net Exercise] = [Gross Shares] – ([Gross Shares] x ([Exercise Price]/[Fair Market Value])).

5.	By executing its acknowledgment hereto, HealthSouth hereby withdraws its Piggyback Notice, effective immediately, and waives its rights (i) to have any of its Registrable Securities, including the Shares, included in the Registration Statement or to otherwise participate in the Offering and (ii) to have any of its Registrable Securities, including the Shares, included in any future registration statement relating to an offering of common stock of the Company that is registered with the SEC under the Securities Act, whether or not a QPO.

6.	Except as specifically set forth herein, the terms of the Option Agreement shall remain in full force and effect and, for purposes of clarification, the settlement of the Net Exercise as set forth above shall represent settlement of the Option in accordance with Section 5(c) of the Option Agreement. This letter may be executed in two counterparts, each of which shall be deemed and original, but both of which shall constitute one and the same instrument.

Assuming that the terms set forth above meet with your approval, please sign and date this letter in the space provided below to signify your acknowledgment and agreement to such terms. Please feel free to give me a call if you have any questions.

Very truly yours, SURGICAL CARE AFFILIATES, INC.

By:	/s/ Richard L. Sharff, Jr.

Name:	Richard L. Sharff, Jr.
Title:	Executive Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGED AND AGREED:

HEALTHSOUTH CORPORATION

By:	/s/ John P.Whittington

Name:	John P.Whittington
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date:	April 1, 2014